Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Serve Robotics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 3. Combined Prospectuses*

Security Type	Security Class Title	Amount of Securities Previously Registered(1)(2)		Maximum Aggregate Offering Price of Securities Previously Registered		Form Type	File Number	Initial Effective Date
Equity	Common Stock, $0.0001 par value per share	18,960,989	(3)	$75,843,956.00	(4)	S-1	333-274547	December 14, 2023
Equity	Common Stock, $0.0001 par value per share	4,813,041	(5)	$13,741,232.06	(6)	S-1	333-280071	July 5, 2024
Equity	Common Stock, $0.0001 par value per share	5,000,000	(7)	$84,050,000.00	(8)	S-1	333-281113	August 6, 2024

*	Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the registrant’s Post-Effective Amendment No. 1 to Form S-1 on Form S-3 to which this exhibit relates.

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the amount of securities previously registered includes such indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	The amount of securities listed in this table reflect the amount of securities previously registered by Serve Robotics Inc. (the “Company”) on the First Registration Statement, the Second Registration Statement and the Third Registration Statement, as applicable, and do not reflect any subsequent sales or the deregistration of any shares. Accordingly, all registration fees have been previously paid.

(3)	Represents 18,960,989 shares of Common Stock, which consists of up to (i) 4,121,632 shares of Common Stock issued in a private placement offering in multiple closings on July 31, 2023, August 30, 2023 and October 26, 2023 (the “Private Placement”) (including 937,961 shares of Common Stock issued upon conversion of the senior subordinated secured convertible notes offered and sold by Serve Operating Co., a privately held Delaware corporation (formerly known as Serve Robotics Inc.) (“Serve”), to accredited investors (the “Bridge Notes”)); (ii) 468,971 shares of Common Stock issuable upon exercise of the warrants issued to investors in connection with the issuance of the Bridge Notes; (iii) an aggregate of 478,571 shares of Common Stock issuable upon exercise of the warrants issued to (a) certain registered broker-dealers in connection with the sale of the Bridge Notes and (b) each of the U.S. registered broker-dealers in connection with the Private Placement; (iv) 142,730 shares of Common Stock issuable upon exercise of the warrants of Serve that were assumed by the Company in connection with the merger between us and Serve (the “Merger”); (v) 12,249,085 shares of Common Stock privately issued to the selling stockholders on July 31, 2023 in exchange for the capital stock of Serve in connection with the closing of the Merger, which excludes the restricted stock held by the Company’s current or former employees who have waived their registration rights; and (vi) 1,500,000 shares of our common stock held by the stockholders of Patricia Acquisition Corp., our predecessor, prior to the Merger.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act based upon the original sale price of the shares of common stock registered hereunder. On July 31, 2023, and in subsequent closings thereafter through October 26, 2023, Serve Robotics Inc. sold shares of common stock at a price of $4.00 per share in the offering. The price per share and aggregate offering price in the table above are based on the price per share in the offering.

(5)	Represents 4,813,041 shares of Common Stock, which consists of (i) 2,104,562 shares of Common Stock issued upon conversion of the Convertible Promissory Notes; (ii) 500,000 shares of Common Stock issuable upon exercise of the warrant issued to Aegis Capital Corp. in connection with the public offering and uplisting of our common stock (the “Public Offering”); (iii) 63,479 shares of Common Stock issuable upon exercise of the warrants issued to Network 1 Financial Securities, Inc. for their service as placement agent for the Convertible Promissory Notes in connection with the Public Offering; and (iv) 2,145,000 shares of Common Stock issuable upon exercise of the warrant issued to Magna New Mobility USA (“Magna”) in connection with our strategic partnership with Magna.

(6)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock of the registrant on The Nasdaq Capital Market on June 3, 2024 (such date being within five business days of the date that this registration statement was first filed with the U.S. Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act).

(7)	Represents 5,000,000 shares of Common Stock, which consists of (i) 2,500,000 shares of our common stock issuable upon exercise of the warrants issued to Armistice Capital Master Fund Ltd. (“Armistice”) pursuant to the Securities Purchase Agreement, dated July 23, 2024, by and between Serve Robotics Inc. and each purchaser identified on the signature pages thereto (the “Securities Purchase Agreement”), and (ii) 2,500,000 shares of our common stock issuable upon exercise of the pre-funded warrants issued to Armistice pursuant to the Securities Purchase Agreement.

(8)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock of the registrant on The Nasdaq Capital Market on July 29, 2024 (such date being within five business days of the date that this registration statement was first filed with the U.S. Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act).